Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-140272

Prospectus Supplement No 2
(To Prospectus dated January 29, 2007 and Prospectus Supplement dated April 23, 2009)

55,417 Shares

Class A Common Stock

On April 23, 2009, SunPower Corporation (“SunPower”) filed a prospectus supplement (the “April 23 Prospectus Supplement”) to the Prospectus, dated January 29, 2007, included as part of the registration statement on Form S-3 (File No. 333-140272), registering for resale the shares of SunPower’s class A common stock, par value $0.001 per share (the “SunPower Common Stock”), issued to the selling stockholders named in the April 23 Prospectus Supplement who acquired an aggregate of 55,417 shares of SunPower Common Stock in connection with SunPower's acquisition of Tilt Solar, LLC on April 14, 2009 (the “Acquisition”).

In connection with the Acquisition, SunPower entered into a Registration Rights Agreement dated April 14, 2009 (the “Registration Rights Agreement”), pursuant to which the former Tilt Solar membership interest holders were granted certain registration rights with respect to the shares of SunPower Common Stock they received pursuant to the terms of the Acquisition.  SunPower has no further obligation under the Registration Rights Agreement to continue to register for resale such shares of SunPower Common Stock issued pursuant to the terms of the Acquisition.  Therefore, the offering contemplated by the April 23 Prospectus Supplement has been completed and, effective immediately, SunPower hereby amends the April 23 Prospectus Supplement in order to revoke, withdraw and cancel the April 23 Prospectus Supplement.  SunPower hereby confirms that the April 23 Prospectus Supplement shall no longer be available to be used by the selling stockholders named in the April 23 Prospectus Supplement for resale of the shares of SunPower Common Stock described in the April 23 Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated October 29, 2009.